Exhibit 99

Marine Products Corporation Reports 2009 Fourth Quarter and
Annual Financial Results

ATLANTA, January 27, 2010 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter and year ended December 31, 2009. Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including Premiere Sport Yachts, SSi Wide Techs, SSX Bowriders, Sunesta Wide Techs and Xtremes, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended December 31, 2009, Marine Products generated net sales of $13,313,000, a 41.5 percent decrease compared to $22,764,000 last year.  The decrease in net sales was due to a 37.8 percent decrease in the number of boats sold and a 5.8 percent decrease in the average selling price per boat.  Units sold decreased among all of our product lines, as we operated at very low production levels in response to weak industry conditions.  The decrease in average selling price per boat was caused by an unfavorable model mix of smaller boats sold during the quarter compared to the prior year.  Gross profit for the quarter was $933,000, or 7.0 percent of net sales, compared to $2,350,000, or 10.3 percent of net sales, in the prior year.  Gross profit as a percentage of net sales declined compared to the prior year due to cost inefficiencies resulting from lower production volumes.

Operating loss for the quarter was $4,756,000 compared to an operating loss of $1,831,000 in the fourth quarter of last year, due to lower gross profit and higher selling, general and administrative expenses.  Selling, general and administrative expenses in the fourth quarter of 2009 increased by 36.1 percent compared to the prior year due to estimated costs to be incurred to support our dealers in their continuing efforts to sell their remaining field inventory relating to prior model years.  This increase was partially offset by lower expenses that vary with sales and profitability and the impact of continued cost management.

Net loss for the quarter ended December 31, 2009 was $2,764,000 compared to a net loss of $1,126,000 in the prior year.  Loss per share for the quarter was $0.08 compared to $0.03 loss per share in the prior year.

Net sales for the twelve months ended December 31, 2009 were $48,471,000, a 72.4 percent decrease compared to the year ended December 31, 2008.  Net loss for the twelve-month period was $10,693,000 or $0.30 loss per share compared to net income of $7,586,000 or $0.21 diluted earnings per share in the prior year.

4th Quarter and Annual 2009 Press Release

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “During the third quarter of 2009 we introduced our 2010 models to the market, and provided support to our dealers as they continue with their successful efforts to liquidate old inventory in preparation to sell updated products manufactured during the current model year.  The winter boat show season has begun, and early indications are that attendance and sales are similar to or slightly higher than last year. Also, the availability of floorplan financing, the lack of which was a significant impediment during the boat show season in 2009, has improved for our financially stable dealers.

“At the end of 2009, our field inventories were slightly more than one-third of the prior year’s field inventories.  We do not believe that there will be any additional impact on our financial results of further financial support of our dealer network to liquidate prior year inventories.  In this environment of historically low dealer inventories, we are uniquely positioned to meet dealer and customer demand for new products and adjust production appropriately.  By the end of the first quarter, our unit production will be almost 100 percent higher than in the third and fourth quarters of 2009 to satisfy current dealer demand for 2010 models.  There are many signs confirming that this cycle has bottomed, and we will leverage our financial strength, our position with our dealers, and our fleet of updated models to serve our dealers and customers during 2010,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, January 27, 2010 at 8:00 a.m. EST to discuss the results of the fourth quarter and full year.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ Web site at www.marineproductscorp.com.  The live conference call can also be accessed by calling (888) 857-6930 or (719) 325-2199 and using the access code #5747688.

A replay of the conference call will be available in the investor relations section of Marine Products’ Web site (www.marineproductscorp.com) beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

4th Quarter and Annual 2009 Press Release

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our conclusion that reports of attendance and sales at the early winter boat shows are similar to or slightly higher than last year; our belief that the availability of floorplan financing has improved for our financially stable dealers; our belief that there will not be any additional impact on our financial results of further financial support of our dealer network to liquidate prior year inventories; our belief that we are prepared to meet dealer and customer demand for new products with increased production; our belief that by the end of our first quarter our unit production will be almost 100 percent higher than in the third and fourth quarters of 2009 to satisfy current dealer demand for 2010 models, our belief that many signs confirm that the market cycle in our industry has bottomed, and that we are uniquely positioned to leverage our financial strength, our position with our dealers, and our fleet of updated models to increase our production and serve our dealers and customers during 2010, and our belief that we are prepared to capitalize on opportunities to increase our market share and generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2008.

For information contact: BEN M. PALMER Chief Financial Officer (404) 321-7910 irdept@marineproductscorp.com	JIM LANDERS Vice President, Corporate Finance (404) 321-2162 jlanders@marineproductscorp.com

4th Quarter and Annual 2009 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended December 31, (Unaudited)	Fourth Quarter				Twelve Months
	2009	2008	% BETTER (WORSE)		2009	2008	% BETTER (WORSE)
Net Sales	$13,313	$22,764	(41.5	) %	$48,471	$175,622	(72.4	) %
Cost of Goods Sold	12,380	20,414	39.4		45,996	143,677	68.0
Gross Profit	933	2,350	(60.3)		2,475	31,945	(92.3)
Selling, General and Administrative Expenses	5,689	4,181	(36.1)		21,638	23,146	6.5
Operating (Loss) Income	(4,756)	(1,831)	(159.7)		(19,163)	8,799	N/M
Interest Income	406	605	(32.9)		1,663	2,420	(31.3)
(Loss) Income Before Income Taxes	(4,350)	(1,226)	N/M		(17,500)	11,219	N/M
Income Tax (Benefit) Provision	(1,586)	(100)	N/M		(6,807)	3,633	N/M
Net (Loss) Income	$(2,764)	$(1,126)	(145.5	) %	$(10,693)	$7,586	N/M	%

(LOSS) EARNINGS PER SHARE
Basic	$(0.08)	$(0.03)	(166.7	) %	$(0.30)	$0.21	N/M	%
Diluted	$(0.08)	$(0.03)	(166.7	) %	$(0.30)	$0.21	N/M	%

AVERAGE SHARES OUTSTANDING
Basic	36,086	35,825			35,964	35,786
Diluted	36,086	35,825			35,964	36,444

4th Quarter and Annual 2009 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(in thousands)
	2009	2008
ASSETS
Cash and cash equivalents	$2,573	$4,622
Marketable securities	23,328	8,799
Accounts receivable, net	1,265	5,575
Inventories	19,487	22,453
Income taxes receivable	6,304	2,464
Deferred income taxes	1,008	1,116
Prepaid expenses and other current assets	2,783	1,681
Total current assets	56,748	46,710
Property, plant and equipment, net	13,310	14,579
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	16,117	37,953
Deferred income taxes	3,224	2,934
Other assets	5,077	4,344
Total assets	$98,249	$110,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,972	$1,437
Accrued expenses and other liabilities	8,711	12,281
Total current liabilities	10,683	13,718
Pension liabilities	5,689	5,285
Other long-term liabilities	365	501
Total liabilities	16,737	19,504
Common stock	3,688	3,643
Capital in excess of par value	-	-
Retained earnings	78,690	88,535
Accumulated other comprehensive loss	(866)	(1,389)
Total stockholders’ equity	81,512	90,789
Total liabilities and stockholders’ equity	$98,249	$110,293